EXHIBIT 99.1

	Contact:	Contact:
	Trans World Entertainment	Financial Relations Board
	John Anderson	Marilynn Meek
	Chief Financial Officer	(mmeek@frbir.com)
	(518) 452-1242	(212) 827-3773
38 Corporate Circle
Albany, NY 12203

www.twec.com	NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES THIRD QUARTER RESULTS

          Albany, NY, November 21, 2013 — Trans World Entertainment Corporation (Nasdaq: TWMC) today reported financial results for its third quarter ended November 2, 2013. For the third quarter of 2013, the Company reported a net loss of $3.3 million, or a loss of $0.10 per share, compared to a net loss of $2.2 million, or a loss of $0.07 per share, for the same period last year.

          Comparable store sales for the quarter were down 3.7%. Total sales for the quarter decreased 13.1% to $79.8 million compared to $91.8 million in 2012. During the quarter, the Company operated an average of 356 stores compared to 379 last year, a 6.1% decline.

          Gross profit for the quarter was $30.7 million, or 38.5% of sales, as compared to $34.7 million, or 37.9% of sales for the same period last year. Selling, general and administrative (“SG&A”) expenses decreased 8.2% for the quarter to $32.5 million compared to $35.4 million for the comparable period last year. The reduction in SG&A expenses was due to fewer stores in operation. As a percentage of sales, SG&A expenses were 40.8% versus 38.6% for the same period last year.

          For the thirty-nine weeks ended November 2, 2013, total sales decreased 13.8% to $254.5 million, compared to $295.1 million for the same period in 2012. Comparable store sales for the thirty-nine week period decreased 4.7%. Net loss for the thirty-nine week period was $4.3 million, or a loss of $0.13 per share, compared to a net loss of $1.3 million, or a loss of $0.04 per share, for the same period last year.

          Gross profit for the thirty-nine weeks ended November 2, 2013 was $98.5 million, or 38.7% of sales, compared to $112.4 million, or 38.1%, of sales for the same period last year. For the thirty-nine weeks ended November 2, 2013, SG&A expenses decreased 9.6% to $98.5 million compared to $108.9 million in the comparable period last year. As a percentage of sales, SG&A expenses were 38.7% versus 36.9% for the same period last year.

          Cash on hand at the end of the quarter was $86.0 million, compared to $59.9 million at the end of the third quarter last year. Inventory was $174.9 million at the end of the quarter, versus $178.3 million at the end of the third quarter last year, a decline of 1.9%.

          Trans World will host a teleconference call today, Thursday, November 21, 2013, at 10:00 AM ET to discuss its financial results. Interested parties can listen to the simultaneous webcast on the Company’s corporate website, www.twec.com.

          Trans World Entertainment is a leading specialty retailer of entertainment products, including video, music, trend, electronics, video games and related products. The Company operates retail stores in the United States, the District of Columbia and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, and www.secondspin.com.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

— table to follow —

TRANS WORLD ENTERTAINMENT CORPORATION
Financial Results

STATEMENTS OF OPERATIONS: (in thousands, except per share data)

	Thirteen Weeks Ended				Thirty-nine Weeks Ended

	November 2, 2013	% to Sales	October 27, 2012	% to Sales	November 2, 2013	% to Sales	October 27, 2012	% to Sales

Net sales	$79,772		$91,769		$254,473		$295,094

Cost of sales	49,032	61.5%	57,032	62.1%	155,930	61.3%	182,724	61.9%

Gross profit	30,740	38.5%	34,737	37.9%	98,543	38.7%	112,370	38.1%

Selling, general and administrative expenses	32,524	40.8%	35,417	38.6%	98,516	38.7%	108,928	36.9%

Depreciation and amortization	1,028	1.3%	948	1.0%	2,713	1.1%	2,774	0.9%

Loss from operations	(2,812)	-3.6%	(1,628)	-1.7%	(2,686)	-1.1%	668	0.2%

Interest expense, net	481	0.6%	513	0.6%	1,451	0.6%	1,805	0.6%

Loss before income taxes	(3,293)	-4.2%	(2,141)	-2.3%	(4,137)	-1.7%	(1,137)	-0.4%
Income tax expense	22	0.0%	47	0.1%	119	0.0%	141	0.0%

Net income (loss)	$(3,315)	-4.2%	$(2,188)	-2.4%	$(4,256)	-1.7%	$(1,278)	-0.4%

Basic Loss per common share:

Basic Loss per share	$(0.10)		$(0.07)		$(0.13)		$(0.04)

Weighted average number of common shares outstanding - basic	32,586		31,555		32,673		31,543

Diluted Loss per common share:

Diluted Loss per share	$(0.10)		$(0.07)		$(0.13)		$(0.04)

Weighted average number of common shares outstanding - diluted	32,586		31,555		32,673		31,543

SELECTED BALANCE SHEET CAPTIONS: (in thousands, except store data)	November 2, 2013	October 27, 2012

Cash and cash equivalents	$86,028	$59,932
Merchandise inventory	174,884	178,332
Fixed assets (net)	12,647	15,264
Accounts payable	72,971	65,002
Borrowings under line of credit	—	—
Long-term capital lease, less current portion	1,218	2,250

Stores in operation, end of period	360	376